AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2008

REGISTRATION NO. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

———————

FORM S-8

———————

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Cord Blood America, Inc.

 (Exact name of registrant as specified in its charter)

Florida	65-1078768
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer No.) Identification Number)

501 Santa Monica Blvd, Suite 700

Santa Monica, California 90401

310-823-8300
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive office)

Cord Blood America, Inc.  2008 Flexible Stock Plan
(Full title of the Plan)

Donald G. Davis, Esq.

 P.O. Box 12009

 Marina del Rey, CA  90295

310-823-8300

 (Name, address and telephone number of agent of services)

WITH COPIES TO:

Donald G. Davis

Davis & Associates

P.O. Box 12009

Marina del Rey, CA  90295

(310) 823-8300

(Name, address and telephone number)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES BEING REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE (3)
Common Stock $0.0001 par value	70,000,000 Shares	$0.0022 Per Share	$770,000	$30.26

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(1) This registration statement covers additional common stock issuable under our plan titled “Cord Blood America, Inc.  2008 Flexible Stock Plan #2” (the “Stock Plan”).

(2)  Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the bid and asked price as of a specified date within five business days prior to the date of filing the registration statement.

(3)  This Registration Statement registers 70,000,000 shares of the Common Stock (the “Common Stock”), par value $0.0001 per share, of Cord Blood America, Inc. (the “Company”), for future issuance under the Cord Blood America, Inc.  2008 Flexible Stock Plan #2  to such persons as are designated by the Company from time to time under the terms of its the Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.

PART II

Item 3.

Incorporation of Documents by Reference.

The following documents filed by Cord Blood America, Inc. (the “Company”), with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1)

The Company’s Annual Report on Form 10-KSB, for the year ended December 31, 2007;

(2)

All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company’s Annual Report for the year ended December 31, 2007 with the Securities and Exchange Commission;

(3)

The description of the Company’s Common Stock which is contained in the Company’s Registration Statement on Form S-1, filed as amended with the Securities and Exchange Commission on October 24, 2008.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

 Item 4.

Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.  Therefore, a description of the Common Stock required by Item 202 of Regulation S-K is not required.

Item 5.

Interests of Named Experts and Counsel.

Donald G. Davis, Esq., of the Law Firm of Davis & Associates, Inc., has provided legal advice to the Registrant in connection with the Company’s preparation of this Registration Statement, and has also through his professional law corporation, rendered a legal opinion attached hereto as an Exhibit, as to the validity and due issuance of the shares of the Company’s Common Stock to be issued and registered hereby.  At the same time, Donald G. Davis has been issued shares of the Company’s Common Stock in the past under a prior Company Flexible Stock Plan, and additional shares may be issued to Mr. Davis in the future, in payment of retainers for future legal services to be rendered pursuant to the terms of written Agreements for Legal Services with the Company.  Neither Donald G. Davis, nor the law firm of Davis & Associates has been employed on a contingent basis.  Neither Mr. Davis nor Davis & Associates has or is to receive a substantial interest direct or indirect in Registrant, nor are either of them connected with Registrant other than in their role as outside  special legal counsel for the Company.

Item 6.

Indemnification of Directors and Officers.

The officers and directors of the Company are indemnified as provided by Florida Statutes: Title XXXVI, Chapter 607-Corporations and the Articles and bylaws of the Company.

The Company’s Articles of Incorporation and by-laws include an indemnification provision under which the Company agreed to indemnify all directors and officers to the fullest extent permitted by the laws of the State of Florida.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

Exhibit Number	Description
4.1	Cord Blood America, Inc. 2008 Flexible Stock Plan #2
5.1	Opinion of Davis & Associates regarding validity of securities, with “Consent to Use”

23.1	Consent of Rose, Snyder & Jacobs, A Corporation of Certified Public Accountants

Item 9.  Undertakings.

The Company hereby undertakes:

A.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

(1)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

B.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering   thereof.

C.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(1)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(2)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Cord Blood America, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Hollywood, State of California, on __________, 2008.

CORD BLOOD AMERICA, INC.

By:	/s/ Matthew L. Schissler
Matthew L. Schissler
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOSEPH VICENTE	Director	, 2008
Joseph Vicente

/s/ TIMOTHY MCGRAPH	Director	, 2008
Timothy McGraph